Exhibit 99.1

Synergy Pharmaceuticals Reports Third Quarter 2017 Financial Results and Business Update

NEW YORK, November 9, 2017 —Synergy Pharmaceuticals Inc. (NASDAQ:SGYP), a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies, today reported its financial results and business update for the three months ended September 30, 2017.

“We remain very excited by the continued positive momentum for TRULANCE® in the CIC market,” said Gary S. Jacob, Chairman and CEO of Synergy Pharmaceuticals Inc. “The investments we’ve made and the continued execution of our commercial strategy have allowed us to drive strong early customer demand, gaining TRULANCE coverage on major commercial, Medicare Part D and Medicaid plans within the first six months of launch. Our progress in market access demonstrates that payers recognize the potential value TRULANCE can offer CIC patients, which we will leverage as we move towards the anticipated expansion of the label with the IBS-C indication this coming January. With growing customer demand, improved market access and the expected expansion into IBS-C, Synergy has a significant opportunity to drive further growth and long-term value for patients, healthcare providers and our shareholders.”

Third Quarter 2017 and Recent Highlights

TRULANCE CIC Launch Update (as of September 30, 2017)

Demand and prescriber growth (per QuintilesIMS)

•                  More than 25,000 prescriptions were filled in the third quarter of 2017, up 105% over the prior quarter, with more than 37,700 prescriptions filled since launch in March.

•                  Over 7,000 healthcare professionals had prescribed TRULANCE, an 87% increase over the second quarter.

•                  Half of TRULANCE prescriptions continued to come from patients who were new to branded prescription treatment.

Coverage Progress

•                  Approximately 84% of lives covered by the largest commercial plans in the U.S. had TRULANCE coverage, with up to 67% having unrestricted access.

•                  Over 40% of lives covered by the largest Medicare Part D and Managed Medicaid plans in the U.S. had TRULANCE on formulary.

•                  Based on ongoing discussions with payers, Synergy expects most remaining new-to-market (NTM) blocks to be lifted in the first half of 2018 and for TRULANCE to gain even more favorable access across commercial, Medicare Part D and Managed Medicaid plans in 2018.

TRULANCE IBS-C Development Update

•                  All activities are progressing on-track to support the FDA review of the supplemental new drug application (sNDA) for TRULANCE for the treatment of adults with IBS-C. The Prescription Drug User Fee Act (PDUFA) date is January 24, 2018.

Financial Results

•                  Total net sales were $5.0 million for the third quarter of 2017, a 117.4% increase over the prior quarter.

•                  Net cash used in operating activities were $59.3 million for the third quarter of 2017.

•                  For the third quarter of 2017, operating expenses included approximately $6.6 million in research and development (R&D) costs and $44.0 million in selling, general and administrative (SG&A) expenses.

•                  Synergy reported a net loss of $48.9 million, or $0.22 per share, for the third quarter of 2017.

•                  Cash and cash equivalents were approximately $117.8 million at the end of the quarter.

•                  In September 2017, Synergy entered into a senior secured term loan of up to $300.0 million. The Company borrowed $100.0 million at the time of closing. The Term Loan has a maturity date of June 30, 2025 and bears interest at a rate equal to 9.5% per annum, with quarterly, interest-only payments until June 30, 2022.

Third-Quarter Conference Call & Webcast

Synergy will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss third quarter 2017 results. Participants may access the conference call by dialing 877-407-3978 (US and Canada) or 412-902-0039 (International). Please let the operator know you would like to join the Synergy Pharmaceuticals call. To access the webcast as well as a PDF copy of the presentation, please visit the Investors section of Synergy’s website at www.synergypharma.com.

An audio replay of the conference call will also be available beginning approximately two hours after the call’s conclusion, and will remain available through November 23, 2017. The replay may be accessed by dialing 877-660-6853 (U.S. and Canada) or 201-612-7415 (International) and entering conference ID number 13668774. A replay of the webcast will also be available on the Investors section of Synergy’s website at www.synergypharma.com.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. The company has pioneered discovery, research and development efforts on analogs of uroguanylin, a naturally occurring and endogenous human GI peptide, for the treatment of GI diseases and disorders. Synergy’s proprietary GI platform includes one commercial product TRULANCE and a second lead product candidate, dolcanatide. For more information, please visit www.synergypharma.com.

About TRULANCE®

TRULANCE (plecanatide) is a once-daily tablet approved for adults with CIC and is being evaluated for IBS-C. With the exception of a single amino acid substitution for greater binding affinity, TRULANCE is structurally identical to uroguanylin, a naturally occurring and endogenous human GI peptide. Uroguanylin activates GC-C receptors in a pH-sensitive manner primarily in the small intestine, stimulating fluid secretion and maintaining stool consistency necessary for regular bowel function.

TRULANCE Important Safety Information

Indications and Usage

TRULANCE is a guanylate cyclase-C (GC-C) agonist indicated in adults for the treatment of chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

Trulance™ is contraindicated in patients less than 6 years of age; in nonclinical studies in young juvenile mice administration of a single oral dose of plecanatide caused deaths due to dehydration. Use of Trulance should be avoided in patients 6 years to less than 18 years of age. The safety and efficacy of Trulance have not been established in pediatric patients less than 18 years of age.

Contraindications

•                  Trulance is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•                  Trulance is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Risk of Serious Dehydration in Pediatric Patients

•                  Trulance is contraindicated in patients less than 6 years of age. The safety and effectiveness of Trulance in patients less than 18 years of age have not been established. In young juvenile mice (human age equivalent of approximately 1 month to less than 2 years), plecanatide increased fluid secretion as a consequence of stimulation of guanylate cyclase-C (GC-C), resulting in mortality in some mice within the first 24 hours, apparently due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than older patients to develop severe diarrhea and its potentially serious consequences.

•                  Use of Trulance should be avoided in patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young mice and the lack of clinical safety and efficacy data in pediatric patients, use of Trulance should be avoided in patients 6 years to less than 18 years of age.

Diarrhea

•                  Diarrhea was the most common adverse reaction in the two placebo-controlled clinical trials. Severe diarrhea was reported in 0.6% of patients.

•                  If severe diarrhea occurs, the health care provider should suspend dosing and rehydrate the patient.

Adverse Reactions

•                  In the two combined CIC clinical trials, the most common adverse reaction in Trulance-treated patients (incidence >2% and greater than in the placebo group) was diarrhea (5% vs 1% placebo).

Please click here for Full Prescribing Information.

Forward-Looking Statement

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Synergy Pharmaceuticals Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the development, launch, introduction and commercial potential of TRULANCE; growth and opportunity, including peak sales and the potential demand for TRULANCE, as well as its potential impact on applicable markets; market size; substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; dependence upon third parties; our financial performance and results, including the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize our products, within the guided ranges or otherwise as expected; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s most recent periodic reports filed with the Securities and Exchange Commission, including Synergy’s Form 10-K for the year ended December 31, 2016. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances except as required by law.

Synergy Pharmaceutical Inc.

Condensed Consolidated Balance Sheets

(unaudited)

($ in thousands)	September 30, 2017	December 31, 2016

Assets
Cash and cash equivalents	$117,787	$82,387
Accounts receivable	5,036	—
Inventories	13,045	5,640
Prepaid expenses and other current assets	8,560	889
Total Current assets	144,428	88,916
Other assets	1,363	936
Total assets	$145,791	$89,852

Liabilities and Stockholders’ (Deficit)/Equity
Total Current Liabilities	$33,898	$29,430
Senior Convertible Notes, net	17,125	22,665
Long term debt, net	95,977	—
Derivative financial instruments — warrants	—	216
Other long-term liabilities	460	—
Total Liabilities	147,460	52,311
Total Stockholders’ (Deficit)/Equity	(1,669)	37,541
Total Liabilities and Stockholders’ (Deficit)/Equity	$145,791	$89,852

Condensed Consolidated Statement of Operations

($ in thousands except share and per share data)

(unaudited)

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Net sales	$5,008	$—	$7,420	$—
Cost of goods sold	2,163	—	6,858	—
Gross profit	2,845	—	562	—
Costs and Expenses:
Research and development	6,572	24,610	48,015	72,396
Selling, general and administrative	43,973	13,872	136,557	30,497
Loss from Operations	(47,700)	(38,482)	(184,010)	(102,893)
Other Expenses:
Interest and investment expense, net	(1,226)	(1,674)	(2,361)	(10,383)
Debt conversion expense	—	—	(1,209)	(25,615)
Change in fair value of derivative instruments - warrants	55	(87)	216	151
Total Other Expenses	(1,171)	(1,761)	(3,354)	(35,847)
Net Loss	$(48,871)	$(40,243)	$(187,364)	$(138,740)

Net Loss per Common Share, Basic and Diluted	$(0.22)	$(0.22)	$(0.84)	$(0.89)

Weighted Average Common Shares Outstanding	224,954,941	179,786,580	221,854,099	155,410,353

Company Contact:

Gem Hopkins

VP, Investor Relations and Corporate Communications

212-584-7610

ghopkins@synergypharma.com